Exhibit 99.1

Investor Contact:	Michael E. Conley
(972) 443-6557

Media Contact:	Sean S. Clancy
(972) 443-6546

FOR IMMEDIATE RELEASE

Flowserve’s Bookings Up 9 Percent In First Quarter;

Trend Continues In April, With Monthly Bookings Up 25 Percent Year-Over-Year

DALLAS — May 27, 2004 — Flowserve Corp. (NYSE: FLS) today reported net income of $10.7 million, or 19 cents a share, in the first quarter of 2004, compared with $7.5 million, or 14 cents a share, in the year-ago quarter.  Before special items, first quarter 2003 net income was $12.3 million, or 22 cents a share.

First Quarter Highlights (Comparisons are versus restated first quarter 2003, where applicable.)

•                  Bookings — Up 9 percent.

•                  Backlog — Up 11 percent.

•                  Sales — Up 8 percent.

•                  Operating income — Up 11 percent.

•                  EPS — 19 cents compared with 14 cents.

•                  Debt — Repaid $8 million.

•                  Net debt-to-capital ratio — Improved to 51.8 percent.

•                  Cash flow from operations — $7.2 million.

•                  DSO — Improved 5 days.

References to 2003 results represent restated amounts, where applicable.  Special items in 2003 generally relate to the May 2002 acquisition of the Flow Control Division of Invensys plc.

First Quarter Results

First quarter 2004 sales increased 8 percent to $611.3 million compared with $564.3 million in the year-ago quarter.  Bookings increased 9 percent to $662.8 million in the first quarter of 2004 compared with $607.9 million in the prior year period.  Backlog increased 11 percent to $873.0 million at the end of the first quarter of 2004 compared with $789.6 million at the end of the year-ago quarter, and increased 7 percent sequentially from $818.2 million at year-end 2003.  These increases in bookings and backlog are mainly due to strong bookings performance in the Flow Control Division (FCD) and favorable currency translation impacts, tempered by increased selectivity in pursuing lower margin project-related business.

Compared with last year’s quarter, currency translation had an estimated 7 percent favorable impact on first quarter 2004 sales, bookings and backlog.

First quarter 2004 operating income increased 11 percent to $36.3 million compared with $32.6 million in the year-ago quarter.  First quarter 2004 operating income benefited from higher sales, favorable currency translation and the absence of special items, offset by increases in professional fees, incentives and redundancy charges.

“We are encouraged by the improved tone of our U.S. markets and continued strength of Asia, led by China,” said Flowserve Chairman, President and Chief Executive Officer C. Scott Greer.  “The higher backlog increases our confidence for the second half of this year.”

Cash Flow Remains Solid

Days’ sales outstanding improved to 73 days at the end of the first quarter of 2004, compared with 78 days at the end of last year’s first quarter.  Inventory turns improved to 3.9-times at the end of the first quarter of 2004 compared with 3.7-times at the end of the year-ago quarter.  The company generated $7.2 million of cash flow from operations in the first quarter of 2004, compared with $13.6 million in the year-ago quarter.

The company repaid $8 million of debt in the first quarter of 2004, in addition to funding the previously announced purchase of the remaining interest in Thompsons, Kelly & Lewis Pty. Ltd.  The net debt-to-capital ratio improved to 51.8 percent at the end of the quarter compared with 58.6 percent at the end of the year-ago quarter and 52.1 percent at the end of 2003.

Tax Rate

The effective tax rate in the first quarter of 2004 was 37.4 percent, compared with 34.5 percent in the year-ago quarter.  The higher tax rate, primarily related to projected differences in profitability between the company’s domestic and foreign operations and its projected utilization of available tax credits, adversely impacted first quarter 2004 results by approximately 1 cent a share.

FPD Backlog Up, But First Quarter Mix Unfavorable

In the Flowserve Pump Division (FPD), first quarter 2004 sales increased 6.2 percent to $302.5 million compared with $284.7 million in last year’s quarter.  Absent currency translation, sales were slightly down.   FPD’s bookings in the first quarter of 2004 were $318.5 million, compared with $305.8 million in the prior year period, with backlog rising 12 percent to $589.6 million.

FPD’s operating income was $17.4 million in the first quarter of 2004, compared with $22.6 million in the year-ago period.  “FPD’s results are disappointing, but the outlook is improving,” Greer remarked.  “In the first quarter, we were adversely impacted by a lower amount of shippable MRO (maintenance, repair and overhaul) backlog.  First quarter 2004 operating margin was 5.8 percent, compared with 7.9 percent in last year’s first quarter.  Nonetheless, I’m encouraged about subsequent quarters due to the increase in first quarter backlog, which reflects higher margin project business, productivity improvements and increases in end-user business activity.”

FCD Reports Strong Bookings

In the Flow Control Division, bookings in the first quarter of 2004 increased 17 percent to $254.4 million, compared with $216.7 million in the prior year quarter.  FCD’s first quarter 2004 sales increased 9 percent to $222.6 million, compared with $204.9 million in the year-ago period.  Absent favorable currency translation, sales were up 2 percent.  Backlog at the end of the first quarter of 2004 was $246.2 million, up 8 percent compared with the prior year period.

FCD’s operating income was up slightly at $10.8 million in the first quarter of 2004, compared with $10.7 million in the year-ago quarter.  Operating margin was 4.8 percent in the first quarter of 2004, compared with 5.2 percent in last year’s first quarter, reflecting reduced shipments of power-related products and increased incentive accruals.

“Not only are FCD’s bookings and backlog up, but the increases are in nearly all geographic regions and end-user markets, which we haven’t seen for some time,” Greer noted.

FSD Reports Higher Sales, Bookings and Operating Income

The Flow Solutions Division’s (FSD) first quarter 2004 sales increased 11 percent to $94.8 million, compared with $85.1 million in the year-ago quarter.  Absent favorable currency translation, sales increased 5 percent.  FSD’s bookings in the first quarter of 2004 increased 10 percent to $99.7 million, compared with $91.0 million in the prior year period.  Backlog at the end of the first quarter of 2004 was $45.9 million, up 13 percent from the end of the prior year period.

FSD’s first quarter 2004 operating income increased 11 percent to $17.4 million, compared with $15.7 million in the year-ago quarter.  Operating margin was 18.4 percent in the first quarter of 2004, about flat compared with 18.5 percent in the prior year period.

“FSD once again posted top-tier results and continues to be our best performing division,” Greer said.  “That is why their business model is what we are moving toward in all of our divisions.”

Outlook

“We are encouraged by the improved business conditions and better booking activity thus far in 2004,” Greer said.  “The monthly April bookings are up 25 percent over the prior year.  The size of our backlog is up, and the quality looks better.  Asia remains robust and the rebound in the North American economy continues to gain momentum.   In our end-markets, we are benefiting from the strength in the petroleum sector.   In power generation, we are seeing increased nuclear-related parts and service activity.  First quarter bookings in both the general industrial and chemical sectors showed improvement.”

Greer reiterated that the company’s top priorities are to continue implementing its end-user strategy throughout all of its businesses, improve operational performance and reduce debt.

The company currently estimates second quarter 2004 earnings per share in the range of 27 cents to 32 cents and full year 2004 earnings per share in the range of $1.25 to $1.40.

Conference Call

The company will webcast its investor conference call today at 11:00 a.m. Eastern Time.  This conference call can be accessed through the company’s website at www.flowserve.com.  More information about Flowserve Corp. can also be obtained by visiting this website.

Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services.  Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: material adverse events in the national financial markets; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting customer markets, including continuing conflict in Iraq with its potential impact on Middle Eastern markets and global oil producers; the health of the company’s various customer industries, including the petroleum, chemical, power and water industries; economic turmoil in areas outside the United States; global economic growth; unanticipated difficulties or costs associated with new systems, including software; the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; and the recognition of significant expenses associated with adjustments to realign the company’s facilities and other capabilities with its strategies and business conditions, including, without limitation, expenses incurred in restructuring the company’s operations and the cost of financing, including increases in interest costs, and litigation developments.  Flowserve undertakes no obligation to update or revise any forward-looking statements contained herein as a result of new information, future events or otherwise occurring after the date on which such forward-looking statements are made.  New factors emerge from time-to-time, and it is not possible for Flowserve to predict all such factors.

(Tables Follow)

Flowserve Corporation

Income Statements

March 31, 2004

Condensed

Consolidated

Amounts in millions, except per share data	1st Quarter
	2004	2003

Sales	$611.4	$564.3
Cost of sales	433.3	395.7
Gross profit	178.1	168.6
Selling, general & administrative expense	141.8	128.6
Integration expense	—	6.4
Restructuring expense	—	1.0
Operating income	36.3	32.6
Loss on optional prepayments of debt	—	—
Net interest expense	19.8	20.2
Other expense (income), net	(0.6)	1.0
Earnings before income taxes	17.1	11.4
Provision for income taxes	6.4	3.9
Net earnings	$10.7	$7.5

Average shares outstanding — basic	55.2	55.2
Average shares outstanding — diluted	55.4	55.2

Earnings per share basic:
Net earnings	$0.19	$0.14
Earnings before special items*	$0.19	$0.22

Earnings per share diluted:

Net earnings	$0.19	$0.14
Earnings before special items*	$0.19	$0.22

Bookings	$662.8	$607.9
Ending backlog	$873.0	$789.6

*

Special items relate to the acquisition and integration of the flow control division of Invensys plc (IFC). See Special Items table for reconciliation of operating income, net earnings and earnings per share to operating income before special items, net earnings before special items and earnings per share before special items.

Flowserve Corporation

Balance Sheets

March 31, 2004

Condensed

Consolidated

Amounts in millions

	March 31,	December 31,
Assets	2004	2003

Current assets:
Cash and cash equivalents	$39.7	53.5
Accounts receivable, net	497.5	499.9
Inventories	440.2	435.9
Prepaids and other current assets	110.3	101.7
Total current assets	1,087.7	1,091.0

Property, plant and equipment, net	438.3	440.3

Goodwill, net	872.5	871.5
Other intangible assets, net	163.9	167.3
Other assets	233.2	230.6

Total assets	$2,795.6	2,800.7

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$275.7	262.5
Accrued liabilities	294.8	303.6
Long-term debt due within one year	78.6	66.5
Total current liabilities	649.1	632.6

Long-term debt due after one year	857.7	879.8
Post-retirement benefits and deferred items	453.5	467.5
Total long-term liabilities	1,311.2	1,347.3

Shareholders’ equity	835.3	820.8

Total liabilities and shareholders’ equity	$2,795.6	2,800.7

Note: Flowserve’s management believes that the integration and restructuring expenses included in the results above, while indicative of efforts to integrate the Invensys plc (IFC) acquisition into Flowserve’s business, do not reflect ongoing business results. Management has defined these expenses as special items. Management believes that investors can better evaluate and analyze historical and future business trends if they also consider results of operations without these special items. Management utilizes earnings excluding these special items to evaluate corporate and segment performance and in determining certain performance-based compensation. Earnings before special items are not a recognized measure under generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The reconciliation table above reconciles earnings per share before special items to earnings per share on a GAAP basis.

Flowserve Corporation

Statement of Cash Flows

March 31, 2004

Condensed

Consolidated

Amounts in millions
	1st Quarter
	2004	2003

Cash flows — Operating activities:
Net earnings	$10.7	$7.5

Adjustments to reconcile net earnings to net cash provided by operating activities:

Depreciation	15.5	15.5
Amortization	3.3	2.5
Financing fees and other	1.2	1.4
Change in assets and liabilities, net of acquisitions:
Accounts receivable	0.4	6.8
Inventories	(2.7)	0.2
Prepaid expenses	(6.7)	(9.3)
Other assets	(3.2)	(1.2)
Accounts payable	0.4	(18.8)
Accrued liabilities	(0.5)	(7.5)
Income taxes payable	7.5	7.5
Retirement benefits and other liabilities	(7.0)	3.6
Net deferred taxes	(11.7)	5.4
Net cash flows provided by operating activities	7.2	13.6

Cash flows — Investing activities:
Capital expenditures	(6.9)	(5.5)
Cash received for disposals of assets	3.6	—
Payments for acquisitions, net of cash acquired	(9.4)	—

Net cash flows used by investing activities	(12.7)	(5.5)

Cash flows — Financing activities:
Payments on long-term debt	(8.0)	(20.0)
Net cash flows used by financing activities	(8.0)	(20.0)

Effect of exchange rate changes	(0.3)	1.2
Net change in cash and cash equivalents	(13.8)	(10.7)
Cash and cash equivalents at beginning of period	53.5	49.2

Cash and cash equivalents at end of period	$39.7	$38.5

Flowserve Corporation

Special Items Reconciliation

For The Quarter Ended March 31,

Amounts in millions, except per share data
	Operating Income		Net Earnings		Earnings Per Share
	2004	2003	2004	2003	2004	2003
Operating income, before special items	$36.3	$40.0
Net earnings, before special items			$10.7	$12.3
Net earnings per share, before special items					$0.19	$0.22

Special Items
Integration expense	—	(6.4)	—	(4.2)	—	(0.07)
Restructuring expense	—	(1.0)	—	(0.6)	—	(0.01)

Operating income	$36.3	$32.6
Net earnings			$10.7	$7.5
Earnings per share					$0.19	$0.14

Note:  Flowserve’s management believes that the integration and restructuring expenses included in 2003, while indicative of efforts to integrate the Invensys plc (IFC) acquisition into Flowserve’s flow control division, do not reflect ongoing business results.  Management has defined all of these expenses as special items. Management believes that investors can better evaluate and analyze historical and future business trends if they also consider results of operations without these special items. Management utilizes earnings excluding these special items to evaluate corporate and segment performance and in determining certain performance-based compensation. Earnings before special items are not a recognized measure under generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The reconciliation table above reconciles operating income, net earnings and earnings per share, all on a GAAP basis, as reflected in Flowserve’s Consolidated Income Statement to the same measures excluding special items.

Flowserve Corporation

Supplemental Segment Information

March 31, 2004

Amounts in millions

Quarter ended March 31, 2004	Flowserve Pump	Flow Solutions	Flow Control	All Other	Consolidated Total

Total division bookings	$318.5	$99.7	$254.4	$(9.8)	$662.8

Total division sales	$302.5	$94.8	$222.6	$(8.5)	$611.4

Segment operating income	17.4	17.4	10.8	(9.3)	36.3

Quarter ended March 31, 2003	Flowserve Pump	Flow Solutions	Flow Control	All Other	Consolidated Total

Total division bookings	$305.8	$91.0	$216.7	$(5.6)	$607.9

Total division sales	$284.7	$85.1	$204.9	$(10.4)	$564.3

Segment operating income (before special items*)	$22.6	$15.7	$10.7	$(9.0)	$40.0

*

Special items in 2003 relate to the acquisition and integration of the flow control division of Invensys plc (IFC). The Company evaluates segment performance based upon segment operating income before special items.